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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number   1-15275
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                             Delhaize America, Inc.
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             (Exact name of registrant as specified in its charter)

                              2110 Executive Drive
                                  P.O. Box 1330
                      Salisbury, North Carolina 28145-1330
                                 (704) 633-8250
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, par value $.50 per share

                 Class B Common Stock, par value $.50 per share
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

         Approximate number of holders of record as of the certificate or notice date:

Etablissements Delhaize Freres et Cie "Le Lion" S.A., a societe anonyme organized under the laws of the Kingdom of Belgium, and its wholly-owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation, are the sole holders of record of the securities listed above as of the date hereof.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Delhaize America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 30, 2001                      By:      /s/  Michael R. Waller
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                                        Name: Michael R. Waller
                                        Title: Secretary